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                                                                   EXHIBIT 23(a)




                        Consent of Independent Auditors'
                        --------------------------------



The Board of Directors
Insilco Corporation:

We consent to incorporation by reference in the registration statement Nos. 333-36523 and 333-51145 on Form S-4 of Insilco Corporation of our report dated February 10, 1999, except as to the first paragraph of Note 7, which is as of March 26, 1999, relating to the consolidated balance sheets of Insilco Corporation and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Insilco Corporation.

KPMG LLP


Columbus, Ohio
March 30, 1999